EXHIBIT 21


                                  SUBSIDIARIES


1.  CSR-Hackberry Partners, L.P., a Delaware Limited Partnership
2.  BPK-South Valentine Partners, L.P., a Delaware Limited Partnership
3.  CSR-Waha Partners, L.P., a Delaware Limited Partnership